Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 30, 2013 relating to the combined financial statements of Enable Midstream Partners, LP (previously named CenterPoint Energy Field Services, LLC) as related entities, (collectively the “CenterPoint Midstream Entities”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements of the CenterPoint Midstream Entities from the historical accounting records maintained by CenterPoint Energy, Inc. and its subsidiaries) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas

November 25, 2013